Exhibit 99.1

Houston Exploration Reports 2004 Results;
Updates 2005 Capital Program

Houston, Texas – February 17, 2005 – The Houston Exploration Company (NYSE: THX) today reported full-year 2004 net income of $162.8 million, or $5.44 per fully diluted share, an increase of 30 percent per share over the $131.0 million of net income, or $4.20 per fully diluted share, reported in 2003. Revenues for the year totaled $650.4 million, 32 percent higher than the $492.7 million reported during 2003. Cash from operations before changes in operating assets and liabilities totaled $500.5 million, 25 percent higher than 2003’s $399.3 million. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.)

Record production was reported during 2004, with the daily average 15 percent higher than 2003 at 339 million cubic feet of natural gas equivalent per day (MMcfe/d). Year-end proved reserves totaled a record 793 billion cubic feet of natural gas equivalent (Bcfe), up 5 percent from 2003. Excluding divestitures, the year-over-year increase in reserves would have been 13 percent.

The company’s 2004 capital program totaled a record $516.9 million, including $149.6 million used for acquisitions. Exploration expense accounted for $63.6 million, development for $246.0 million, leasehold and acquisition costs were $57.7 million, and the company had asset sales of $72.7 million.

The company’s average natural gas sales price for 2004 was $5.78 per thousand cubic feet (Mcf), yielding an average realization of $5.17 per Mcf after hedging. This compares to a natural gas sales price of $5.23 per Mcf, and a net price after hedging of $4.55 per Mcf for 2003. Crude oil prices averaged $36.85 per barrel for the year, 31 percent higher than the $28.15 per barrel reported during 2003.

Lifting costs, which are comprised of lease operating, transportation and severance tax expenses, were $0.65 per Mcfe versus the $0.69 per Mcfe reported during 2003. Depreciation, depletion and amortization and asset retirement accretion expenses for the year were $2.18 per Mcfe compared to $1.86 per Mcfe in 2003. Net general and administrative expenses for the year were $0.27 per Mcfe in 2004 compared to $0.18 per Mcfe in 2003.

2004 Snapshot:

•	The company recognized record reserves and production, up 5 percent and 15 percent, respectively, compared with 2003.

•	The company drilled 12 development wells in the Gulf of Mexico, of which 100 percent were successful.

•	The company drilled seven exploration wells in the Gulf of Mexico, of which 43 percent were successful.

•	Onshore, the company drilled 192 wells at an overall success rate of 84 percent.

•	The company’s Rocky Mountain operations continued to grow. During the year 26 wells were drilled in Utah’s Uinta Basin, and in Colorado, more than 300,000 net acres were acquired in the Eastern DJ Basin. At the present time, nearly all of the wells are producing in the Uinta Basin. The four wells drilled in Colorado during the last part of 2004 should be placed on production during the first quarter of 2005, along with other wells recently drilled in the area.

•	In Arkansas, the net production rate was 65 percent greater than 2003, and the company continued to break monthly production records throughout the year. Down-spacing approvals to 40-acres were received during 2004, which increased the region’s reserves by 18 percent year-over-year.

•	The company successfully improved its drilling portfolio after purchasing 81 Bcfe of reserves and divesting of 63 Bcfe.

•	The company improved the liquidity of Houston Exploration stock after successfully completing two transactions with KeySpan Corporation whereby KeySpan sold its entire position in Houston Exploration stock.

•	The company continued to conservatively manage its balance sheet, closing the year with a debt-to-capitalization ratio of 32 percent.

“I am very pleased that during 2004 the company was able to execute its long-term plan, which included a mix of drilling and third-party transactions in order to achieve yet another year of record reserves and production,” stated William G. Hargett, chairman, president and chief executive officer. “In addition, after closing the transactions with KeySpan, I hope that additional growth opportunities will be available to the company, as our balance sheet is in excellent condition and our borrowing base has been expanded.”

Fourth Quarter 2004 Summary:

On January 20, 2005, the company announced preliminary results for several key metrics for the fourth quarter of 2004, which included explanations for any variances from previous quarters or guidance that had been provided. Actual numbers and statements recapping the results are explained in the following paragraphs.

During the fourth quarter of 2004 the company reported net income of $34.8 million, or $1.21 per fully diluted share. This compares with $25.7 million, or $0.82 per fully diluted share in the fourth quarter of 2003. Cash from operations before changes in operating assets and liabilities (a non-GAAP measure) totaled $125.9 million for the fourth quarter of 2004 versus $92.7 million during the similar period of 2003.

Fourth quarter 2004 production averaged 329 MMcfe/d, up 5 percent over 2003’s fourth quarter average rate of 312 MMcfe/d. Production was down from what was anticipated primarily due to mechanical problems at the High Island 115 field, where the company lost 9 MMcfe/d for the quarter, and due to delays in receiving the right-of-way approvals necessary to begin producing wells in the Uinta Basin.

The company’s fourth quarter 2004 depreciation, depletion and amortization, including asset retirement accretion, was $2.35 per Mcfe, which was $0.16 per Mcfe higher than anticipated, mainly due to higher future development costs related to Gulf of Mexico assets purchased during the fourth quarter of 2004, and the number of undeveloped reserves booked in the Rocky Mountain region during 2004.

Net general and administrative expenses for the quarter were $0.38 per Mcfe, approximately $0.19 per Mcfe higher than the company’s prior guidance. Substantially all of this increase related to senior executive organizational changes made within the company during the fourth quarter that resulted in severance expenses totaling $5.1 million for the three executives whose reporting structures were affected.

As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. Certain factors affecting these forward-looking statements are listed below in this news release.

2005 Guidance:
First Quarter 2005 Costs ($/Mcfe)	Estimate
-Lease operating expense	$0.53 +/-
-Severance tax	$0.15 +/-
-General and administrative, net*	$0.43 +/-
-Transportation	$0.10 +/-
-Depreciation, depletion and amortization and asset retirement accretion	$2.40 +/-
-Interest, net	$0.14 +/-

2005 Capital (million $)	Estimate
- E&D expenditures (excludes acquisition capital)	$418 +/-
- G&A and interest	$28 +/-
- Total	$446 +/-

2005 Operations	Estimate
- Production growth from 2004	6% +/-
- Percent natural gas	93% +/-
- Percent hedged	70% +/-

*Includes additional general and administrative expenses of $5.1 million related to entering into new employment agreements with executive officers.

The company will hold its year-end 2004 earnings conference call on Thursday, February 17, at 9:00 a.m. Central Time to further review financial and operational results. To access the call dial (800) 374-0699 prior to the start.

To listen to the live webcast log on to www.houstonexploration.com and follow the webcast links. A replay of the call will be available for one week beginning at 1:00 p.m. Central Time on February 17. Dial (706) 645-9291 and provide the confirmation code 3521129 for this service. In addition, the call will be broadcast live over the Internet and can be accessed at www.houstonexploration.com.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s web site at http://www.houstonexploration.com.

Forward-looking statements:

This news release and oral statements regarding the subjects of this release, including the conference call announced herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the accuracy of estimates regarding spending requirements, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.

Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

The Houston Exploration Company

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(in thousands, except per share data)		(in thousands, except per share data)
Unaudited Income Statement Data:

Revenues
Natural gas and oil revenues	$162,403	$124,195	$649,087	$491,440
Other	618	35	1,352	1,312

Total revenues	163,021	124,230	650,439	492,752

Operating expenses
Lease operating	16,419	13,536	55,925	47,072
Severance tax	1,629	4,963	11,933	15,958
Transportation	2,908	2,623	11,819	10,387
Asset retirement accretion	1,326	1,189	4,902	3,668
Depreciation, depletion and amortization	70,066	56,825	265,148	197,530
General and administrative, net	11,371	6,017	32,899	19,542

Total operating expenses	103,719	85,153	382,626	294,157

Income from operations	59,302	39,077	267,813	198,595
Other (income) and expense	798	(2,546)	(1,058)	(15,746)
Interest expense	5,042	4,156	17,813	15,642
Capitalized interest	(2,180)	(2,082)	(8,358)	(7,300)

Interest expense, net	2,862	2,074	9,455	8,342
Income before taxes	55,642	39,549	259,416	205,999
Provision for income tax
Current	13,470	11,999	46,092	13,913
Deferred	7,386	1,849	50,500	58,274

	20,856	13,848	96,592	72,187
Income before change in accounting principle	34,786	25,701	162,824	133,812
Cumulative effect of change in accounting principle	—	—	—	(2,772)

Net income	$34,786	$25,701	$162,824	$131,040

Earnings per share
Basic
Income before change in accounting principle	$1.23	$.82	$5.50	$4.30
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.23	$.82	$5.50	$4.21

Fully diluted
Income before change in accounting principle	$1.21	$.82	$5.44	$4.29
Cumulative effect of change in accounting principle	—	—	—	(0.09)

Net income	$1.21	$.82	$5.44	$4.20

Weighted average shares	28,269	31,319	29,616	31,097
Weighted average shares – fully diluted	28,746	31,447	29,932	31,213

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Operating Data:

Production
Natural gas (MMcf)	28,120	26,392	115,855	99,965
Oil (MBbls)	360	391	1,355	1,307

Total (MMcfe)	30,280	28,738	123,985	107,807
Average daily production (MMcfe/d)	329	312	339	295
Average sales price
Natural gas realized ($/Mcf)	$5.24	$4.29	$5.17	$4.55
Natural gas unhedged ($/Mcf)	6.37	4.60	5.78	5.23
Oil realized ($/Bbl)	42.05	27.95	36.85	28.15
Oil unhedged ($/Bbl)	42.05	27.95	36.85	28.46

The Houston Exploration Company, continued

	December 31,	December 31,
	2004	2003
	(in thousands)
Unaudited Balance Sheet Data:
Working capital (deficit)(1)	$(31,884)	$(36)
Property, plant and equipment, net	1,548,256	1,371,129
Total assets	1,722,577	1,509,065
Long-term debt and notes	355,000	302,000
Total stockholders’ equity	768,120	735,534

(1)	Working capital deficit primarily caused by negative fair value of derivative instruments, which are marked to market at the end of the current period.

Unaudited Non-GAAP Financial Measures:
Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s web site includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Reconciliation of Non-GAAP Measures:
Cash from operations before changes in operating assets and liabilities	$121,443	$89,408	$500,540	$399,268
Plus changes in operating assets and liabilities	4,413	3,333	21,896	(8,436)

Net cash provided by operating activities	$125,856	$92,741	$522,436	$390,832

	Offshore	Onshore	Total
2004 Reserve Reconciliation:
Natural Gas (Bcf)
12/31/03 Balance	205.4	504.5	709.9
Production	(48.4)	(67.5)	(115.9)
Additions	33.5	129.2	162.7
Sales	—	(62.2)	(62.2)
Purchases	59.8	8.0	67.8
Revisions	.1	(13.3)	(13.2)

12/31/04 Balance	250.4	498.7	749.1

Oil & NGLs (MMbbls)
12/31/03 Balance	6.9	.6	7.5
Production	(1.3)	(.1)	(1.4)
Additions	.2	.1	.3
Sales	—	(.2)	(.2)
Purchases	2.1	.1	2.2
Revisions	(1.1)	(.0)	(1.1)

12/31/04 Balance	6.8	.5	7.3

Natural Gas Equivalent (Bcfe)
12/31/03 Balance	246.7	508.1	754.8
Production	(56.1)	(67.9)	(124.0)
Additions	34.7	129.6	164.2
Sales	—	(63.3)	(63.3)
Purchases	72.5	8.8	81.3
Revisions	(6.3)	(13.6)	(19.9)

12/31/04 Balance	291.5	501.6	793.1

Reserve Statistics
Reserve Growth	18%	(1%)	5%
Reserves, Percent Gas	86%	99%	94%
Production, Percent Gas	86%	99%	93%
Reserve Life (Years)	5.2	7.4	6.4

Note: All reserves are fully engineered by third-party consultants.